Exhibit 99.1

RLJ ENTERTAINMENT DISCLOSES RECEIPT OF NOTICE OF NONCOMPLIANCE WITH NASDAQ LISTING RULE 5605

SILVER SPRING, MD//June 19, 2015// RLJ Entertainment Inc. (NASDAQ: RLJE) previously disclosed that in conjunction with the $31 million private placement of convertible preferred stock transaction closed on May 20, 2015, RLJ Entertainment, Inc. (the “Company”) agreed to reduce its Board of Directors size from nine to seven.  The changes in directors, as previously announced, include the addition of two new independent directors as representatives of the holders of the convertible preferred stock and the resignation of four directors.

On June 4, 2015, the Company notified The NASDAQ Stock Market LLC (“NASDAQ”) that it was not in compliance with the board committee composition requirements as set forth in NASDAQ Listing Rule 5605 due to the director resignations announced on June 5, 2015.  As a result, the Company has one vacant position on its audit committee and two vacant positions on its compensation committee, which vacancies are not in compliance with NASDAQ Listing Rule 5605.

On June 15, 2015, in response to the Company’s notification, the Company received a notice (the “Notice Letter”) from NASDAQ confirming that the Company is not in compliance with the independent director requirement as set forth in NASDAQ Listing Rule 5605. The Notice Letter indicates that consistent with NASDAQ Listing Rule 5605(c)(4) and 5605(d)(4), NASDAQ will provide the Company with a cure period to regain compliance as follows: (i) until the earlier of the Company's next annual shareholders' meeting or June 4, 2016 or (ii) if the Company's next annual shareholders' meeting is held before December 8, 2015, then the Company must evidence compliance no later than December 8, 2015.

The Board of Directors expects to appoint one additional independent director to its audit committee and two additional independent directors to its compensation committee at its upcoming Board meeting to be held on June 30, 2015.

About RLJ Entertainment
RLJ Entertainment, Inc. (NASDAQ: RLJE) is a premier independent owner, developer, licensee, and distributor of entertainment content and programming in primarily North America, the United Kingdom, and Australia. RLJE is a leader in numerous genres including feature films and urban with distinct content via its owned and distributed brands such as Acorn (British TV), Acacia (fitness), Athena (documentaries), and Madacy (gift sets). These titles are distributed in multiple formats including broadcast television (including satellite and cable), theatrical and non-theatrical, DVD, Blu-Ray, digital download, and digital streaming.

Through Acorn Productions, its UK production arm, RLJE owns all rights to the hit UK mystery series Foyle’s War and is developing new programs. RLJE owns 64% of Agatha Christie Limited, which manages the intellectual property and publishing rights to some of the greatest works of mystery fiction, including stories of the iconic sleuths Miss Marple and Poirot.

RLJE leverages its management experience to acquire, distribute and monetize existing and original content for its many distribution channels, including its branded digital subscription channels, Acorn TV, AcaciaTV, and UMC - Urban Movie Channel, and engages distinct audiences with programming that appeals directly to their unique viewing interests. Through its proprietary e-commerce web sites and print catalogs for the Acorn and Acacia brands, RLJE has direct contacts and billing relationships with millions of consumers. For more information, please visit www.RLJEntertainment.com

Contact:
Erica Bartsch, 212-446-1875
Sloane & Company
ebartsch@sloanepr.com

Traci Otey Blunt, 301-830-6204
RLJ Entertainment, Inc.
tblunt@rljentertainment.com
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